Exhibit 5.6

February 17, 2015

KB Home

10990 Wilshire Boulevard

Los Angeles, California 90024

Re:	KB Home 7.625% Senior Notes due 2023

Ladies and Gentlemen:

We have acted as Arizona counsel at the request of KB Home, a Delaware corporation (the “Company”), to KB HOME Phoenix Inc. (“Phoenix”) and KB HOME Tucson Inc. (“Tucson”), each an Arizona corporation (collectively, the “Arizona Guarantors”), in connection with the Company’s offer and sale of $250,000,000 in aggregate principal amount of the Company’s 7.625% Senior Notes due 2023 (the “Securities”), the offer and sale of which was registered on its Registration Statement on Form S-3 (Registration No. 333-197517), as amended by post-effective amendment on February 11, 2015 (the “Registration Statement”). The offering is being made pursuant to the Underwriting Agreement dated February 11, 2015 (the “Underwriting Agreement”), by and among (i) the Company, (ii) the Arizona Guarantors, (iii) KB HOME Sacramento Inc., KB HOME South Bay Inc., KB HOME Coastal Inc., KB HOME Greater Los Angeles Inc., KB HOMES Tampa LLC, KB HOME Fort Myers LLC, KB HOME Jacksonville LLC, KB HOME Treasure Coast LLC, KB HOME Florida LLC, KB HOME Las Vegas Inc., KB HOME Nevada Inc., KB HOME Reno Inc., KB HOME Lone Star Inc., KBSA, Inc. and KB HOME Colorado Inc. (together, the “Non-Covered Guarantors”), and (iv) Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., and Deutsche Bank Securities Inc., as representatives of the several underwriters named on Schedule B thereto. The Securities are to be issued pursuant to an Indenture dated as of January 28, 2004 (the “Base Indenture”), as amended and supplemented by a First Supplemental Indenture dated as of January 28, 2004 (the “First Supplemental Indenture”), a Second Supplemental Indenture dated as of June 30, 2004 (the “Second Supplemental Indenture”), a Third Supplemental Indenture dated as of May 1, 2006 (the “Third Supplemental Indenture”), a Fourth Supplemental Indenture dated as of November 9, 2006 (the “Fourth Supplemental Indenture”), a Fifth Supplemental Indenture dated as of August 17, 2007 (the “Fifth Supplemental Indenture”), a Sixth Supplemental Indenture dated as of January 30, 2012 (the “Sixth Supplemental Indenture”), a Seventh Supplemental Indenture dated as of

KB Home

January 11, 2013 (the “Seventh Supplemental Indenture”), an Eighth Supplemental Indenture dated as of March 12, 2013 (the “Eighth Supplemental Indenture”), and a Ninth Supplemental Indenture dated as of February 28, 2014 (the “Ninth Supplemental Indenture”; the Base Indenture, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, and the Ninth Supplemental Indenture, is hereinafter called the “Indenture”), each among the Company, the guarantors party thereto and U.S. Bank National Association (successor in interest to SunTrust Bank), as trustee, and the Officers’ Certificate and Guarantors’ Officers’ Certificate dated February 17, 2015 (the “Officers’ Certificate Establishing Terms”), establishing the form and terms of the Securities. The Securities will be guaranteed by each of the Arizona Guarantors and the Non-Covered Guarantors pursuant to the Indenture.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

(1) the Indenture;

(2) the Articles of Incorporation for Phoenix filed April 12, 1993 with the Arizona Corporation Commission (the “ACC”), together with all amendments thereto as certified to us by the Secretary of Phoenix;

(3) the Bylaws of Phoenix, together with all amendments thereto, as certified to us on the date hereof by the Secretary of Phoenix;

(4) a Certificate of Good Standing in respect of Phoenix issued by the ACC dated January 9, 2015 (the “Phoenix Good Standing”);

(5) the Unanimous Consent of the Board of Directors of Phoenix to Corporate Action Without a Meeting dated January 21, 2015, and the accompanying Certificate of Secretary of the Company dated the date hereof (the “Company’s Certificate of Secretary”);

(6) the Articles of Incorporation for Tucson filed January 6, 1999 with the ACC, together with all amendments thereto as certified to us on the date hereof by the Secretary of Tucson;

(7) the Bylaws of Tucson, together with all amendments thereto, as certified to us by the Secretary of Tucson;

(8) a Certificate of Good Standing in respect of Tucson issued by the ACC dated January 9, 2015 (the “Tucson Good Standing,” and together with the Phoenix Good Standing, the “Good Standing Certificates”);

KB Home

(9) the Unanimous Consent of the Board of Directors of Tucson to Corporate Action Without a Meeting dated January 21, 2015, and the accompanying Company’s Certificate of Secretary dated the date hereof;

(10) the Officers’ Certificate Establishing Terms; and

(11) an Officers’ Certificate and a Certificate of Corporate Secretary of the Company and Secretary of the Guarantors, each dated the date hereof, issued on behalf of the Arizona Guarantors, among others, confirming certain factual matters relevant to the opinions set forth herein (collectively, the “Reliance Certificates”).

We have reviewed such other documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials, and, as to matters of fact material to our opinions, also without independent verification, on representations made in the Underwriting Agreement and certificates and other inquiries of officers of the Arizona Guarantors, including the Company’s Certificate of Secretary and the Reliance Certificates, including as to the fact of delivery of the Indenture, the Underwriting Agreement and the global note representing the aggregate principal amount of the Securities, in each instance without undertaking an independent investigation or inquiry. We have assumed that the factual matters contained in certificates obtained from public officials remain true and correct as of the date hereof. We have not examined any records of any court, administrative tribunal or any similar entity in connection with our opinion.

We have assumed the legal capacity and competence of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies, and the completeness of all documents reviewed by us. We have also assumed, without independent verification, (i) that the parties to the Indenture and the other agreements, instruments and documents executed in connection therewith, other than the Arizona Guarantors, have the power (including, without limitation, corporate power where applicable) and authority to enter into and perform the Indenture and such other agreements, instruments and documents, (ii) the due authorization, execution and delivery by such parties, other than the Arizona Guarantors, of the Indenture and such other agreements, instruments and documents and (iii) that the Indenture and such other agreements, instruments and documents constitute legal, valid and binding obligations of each party thereto, including the Arizona Guarantors (except to the extent of our opinions in paragraphs 1, 2, and 3 below), enforceable against each such party in accordance with their respective terms. This opinion is limited to the present laws of the State of Arizona. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules and regulations or requirements of any county, municipality or subdivision or other local authority of any jurisdiction.

KB Home

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1. Each Arizona Guarantor is a corporation duly formed, validly existing and in good standing under the laws of the State of Arizona.

2. Each Arizona Guarantor has the requisite corporate power and corporate authority to execute and deliver, and to perform its obligations under, the Indenture and the Officers’ Certificate Establishing Terms.

3. The execution and delivery by each of the Arizona Guarantors of the Indenture and the Officers’ Certificate Establishing Terms, and the performance by each of the Arizona Guarantors of its obligations thereunder, have been duly authorized by all requisite corporate action on the part of each Arizona Guarantor, and each such document has been duly executed and delivered by each Arizona Guarantor.

We express no opinion as to compliance with or the effect of any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar laws, including general principles of equity, to the extent the same may be applied to the delivery or performance of the Indenture by the Arizona Guarantors.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to update, revise or supplement this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report filed on Form 8-K or the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Munger, Tolles & Olson LLP may rely upon this opinion as if it were an addressee hereof on this date with respect to matters set forth herein that are governed by Arizona law for purposes of its opinion relating to the offering of the Securities, as filed as an exhibit to the Company’s Current Report on Form 8-K or the Registration Statement.

Very truly yours,

/s/ Ballard Spahr LLP